Exhibit 15.9

CONSENT OF EXPERT

I hereby consent to the use of and reference to my name, Sharron Sylvester, B.Sc. (Geol), RPGeo AIG, and the information listed below that I reviewed and approved, as described or incorporated by reference in Lifezone Metals Limited’s Annual Report on Form 20-F for the year ended December 31, 2025, filed with the United States Securities and Exchange Commission. I am a “Qualified Person” as defined in Regulation S-K 1300.

I have reviewed and approved the following:
•The Form 20-F section titled: “The Description of the Kabanga Nickel Project”.
•The Kabanga Nickel Project Feasibility Study Technical Report Summary titled “Feasibility Study - Technical Report Summary” effective July 18, 2025 (the “Feasibility Study - Technical Report Summary”).

Dated: March 17, 2026

Yours sincerely,

/s/ Sharron Sylvester
Sharron Sylvester, B.Sc. (Geol), RPGeo AIG
Technical Director – Geology
OreWin Pty Ltd